EXHIBIT 4.319
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an
Austrian addressee.

SECOND AMENDMENT TO THE QUOTA PLEDGE AGREEMENT
Among
The Bank of New York Mellon
as Collateral Agent for the benefit of the Secured Parties under the First Lien Intercreditor
Agreement
and
SIG Austria Holding GmbH
as Grantor
and
SIG Combibloc do Brasil Ltda.
as the Company

Dated as of
January 14, 2011

SECOND AMENDMENT TO THE QUOTA PLEDGE AGREEMENT
This Second Amendment to the Quota Pledge Agreement (the “Amendment”) is made as of January 14, 2011 by and among:
     (a) SIG Austria Holding GmbH, a limited liability company duly organized and existing in accordance with the laws of Austria, with its registered office at Industriestrasse 3, 5760 Saalfelden, Austria, registered in the commercial register (Firmenbuch) of the County Court Salzburg under registration number 236071 p, Austria, herein duly represented in accordance with its Charter Documents (together with its successors and permitted assignees, “Grantor”);
     (b) The Bank of New York Mellon, a financial institution duly organized and existing under the laws of the State of New York, with its registered office at One Wall Street, New York, New York, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 09.214.177/0001-65, acting exclusively in the capacity as collateral agent of and for the benefit of the Secured Parties under the First Lien Intercreditor Agreement (together with its successors and permitted assignees in such capacity, the “Collateral Agent”); and
     (c) SIG Combibloc do Brasil Ltda., a limited liability company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of São Paulo, State of São Paulo, at Rua Chedid Jafet, nº 222, Torre B, conjunto 42, of Edifício Millenium Office Park, Vila Olímpia, CEP 04551-065, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under nº 01.861.489/0001-59 (the “Company”).
     WHEREAS, on March 30, 2010, the parties hereto entered into the Quota Pledge Agreement (the “Pledge Agreement”);
     WHEREAS, the Pledge Agreement was amended by the Amendment to the Quota Pledge Agreement dated August 27, 2010, in respect of an Amendment No. 2 and Incremental Term Loan Assumption Agreement dated May 4, 2010;
     WHEREAS, the following document (“Credit Agreement Amendment”) was entered into on the dates, and by and among the parties, described below:
     Amendment No. 3 and Incremental Term Loan Assumption Agreement dated September 30, 2010, entered into by and among, including others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co. KGaA, SIG Austria Holding GmbH, Closure Systems International B.V., Reynolds Group Holdings Limited, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent for the Lenders, related to the Credit Agreement dated as of November 5, 2009, as amended by Amendment No. 1 dated as of January 21, 2010, and as further amended by Amendment No. 2 dated May 4, 2010.

     WHEREAS, pursuant to an indenture (the “2010 Secured Notes Indenture”) dated October 15, 2010, and entered into between the Escrow Issuers (as defined below), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as collateral agent, certain secured notes (the “2010 Secured Notes”) were issued by the Escrow Issuers. On 16 November 2010, the proceeds of the 2010 Secured Notes were released from escrow and the obligations of the Escrow Issuers were assumed by the Issuers.
     WHEREAS, the obligation in respect of the 2010 Secured Notes Indenture and any Senior Secured Note Documents (as defined therein) were, on 16 November, 2010, designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement (the “Secured Notes Designation”).
     WHEREAS, the parties recognize and agree that the security interest created under the Pledge Agreement shall extend to secure, in addition to the obligations currently secured thereby, the obligations created under the Credit Agreement Amendment and the Additional Documents (as defined under the First Lien Intercreditor Agreement) in respect of the Secured Notes Designation (“Additional Covered Obligations”).
     NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants contained herein, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used and not otherwise defined in this Amendment are used herein and in any notice given under this Amendment with the same meanings ascribed to such terms in the Pledge Agreement and in the First Lien Intercreditor Agreement, as applicable. All terms defined in this Amendment shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
     2. Amendment. The parties hereto agree to amend the Pledge Agreement as follows, such amendments to be in force and effect as of the date hereof:
(a)	The following new definitions will be inserted at the appropriate place in alphabetical order with the following wording:

“Escrow Issuers” means RGHL US Escrow I LLC, RGHL US Escrow I Inc. and RGHL Escrow (Luxembourg) I S.A.

“2010 Secured Notes Indenture” means the indenture dated October, 15, 2010, and entered into between the Escrow Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as collateral agent.

“2010 Secured Notes Indenture Secured Parties” shall mean such entities as fall within the definition of “Additional Secured Parties” under the First Lien

Intercreditor Agreement as a result of the designation of the obligations in respect of the 2010 Secured Notes Indenture and the Senior Secured Note Documents (as defined therein) being “Additional Obligations” under the First Lien Intercreditor Agreement.
     (b) In order to evidence the extension of the security interest created under the Pledge Agreement to the Additional Covered Obligations, the Parties agree to amend the description of the Secured Obligations contained in Schedule A-I of the Pledge Agreement as follows:
“Description of the Secured Obligations under the Loan Documents
A) All obligations owed to the Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Loan Documents, including (and without limitation):
(i)	a senior secured U.S. term loan facility in an aggregate principal amount not in excess of US$1,035,000,000 with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate; which shall be repaid in full on November 5, 2015 (subject to prepayment and acceleration provisions);

(ii)	an European term loan facility in an aggregate principal amount of approximately €250,000,000 with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate; which shall be repaid in full on November 5, 2015 (subject to prepayment and acceleration provisions);

(iii)	a senior secured U.S. revolving loan facility in an aggregate principal amount of approximately US$120,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the LIBO Rate in effect for such Interest Period and (y) Statutory Reserves or (b) the Alternate Base Rate; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions);

(iv)	an European revolving loan facility in an aggregate principal amount of approximately €80,000,000, which principal amounts include sub-limits for letter of credit facilities with an interest rate equivalent to the Applicable Margin plus (a) (i) the greater of 2.00% per annum and (ii) (x) the EURIBO Rate in effect for such Interest Period plus (y) Mandatory Cost or (b) in the case of loans denominated in Euro, the Foreign Base Rate; which shall be repaid in full on November 5, 2014 (subject to prepayment and acceleration provisions); and

(v)	incremental loan facilities in a principal amount up to US$2,770,000,000 with an interest rate equivalent to the rates set forth in clauses (i) through (iv) above, as applicable to the incremental loan facility; which shall be repaid in full as set forth in clauses (i) through (iv) above, as applicable to the incremental loan facility or such other as set out in the relevant Incremental Assumption Agreement, which date shall be earlier than the dates set forth above as applicable to the incremental loan facility (subject to prepayment and acceleration provisions).
B) all other obligations, advances, debts and liabilities owed to the Credit Agreement’s Secured Parties, including indemnities, fees and interest incurred under, arising out of or in connection with the Credit Agreement.
(c) In order to evidence the extension of the security interest created under the Pledge Agreement to the Additional Covered Obligations, the Parties also agree to insert a new Schedule A-III describing the obligations in respect of the 2010 Secured Notes:
Definitions
For the purpose of this item “I” of this Schedule A all capitalized terms used and not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Credit Agreement.”
III — Description of the Obligations Under the Senior Secured Note Documents
All obligations owed to the 2010 Secured Notes Indenture Secured Parties now existing or hereafter arising, direct or indirect, absolute or contingent, due or to become due, under the Senior Secured Note Documents (as such term is defined in the 2010 Secured Notes Indenture), including (and without limitation):
(i)	the due and punctual payment of:
(a)	(A) US$1,500,000,000 aggregate principal amount on the notes due 2019 and interest, which shall be paid on October 15 and April 15, at the rate of 7.125% per annum (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; and

(b)	all other monetary obligations of any Issuer to any of the 2010 Secured Notes Indenture Secured Parties under the Senior Secured Note Documents (as such term is defined in the 2010 Secured Notes Indenture), including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
(ii)	the due and punctual performance of all other obligations of the Issuers under or pursuant to the Senior Secured Note Documents (as such term is defined in the 2010 Secured Notes Indenture); and

(iii)	the due and punctual payment and performance of all the obligations of each other obligor under or pursuant to the Senior Secured Note Documents (as such term is defined in the 2010 Secured Notes Indenture).
2.1. For the avoidance of doubt, the parties agree that, as a result of this amendment: (i) the obligations created under the Credit Agreement Amendment and the 2010 Secured Notes Indenture and the Senior Secured Note Documents (as defined therein) shall be considered “Secured Obligations” for the purposes of the Pledge Agreement; and (ii) any 2010 Secured Notes Indenture Secured Parties (including any holder of the 2010 Secured Notes) shall be considered “Secured Parties” for the purposes of the Pledge Agreement.
     3. Registration of this Amendment. The Grantor, at its expense, shall within 20 (twenty) days from the execution date of this Amendment, (i) cause the signature of the parties who have signed this Amendment outside Brazil to be notarized by a public notary and consularized at the local Brazil consulate, (ii) cause this Amendment to be translated into Portuguese by a sworn translator (tradutor público juramentado), and (iii) have this Amendment, together with its sworn translation (tradução juramentada) into Portuguese, annotated at the margin of the registration of the Pledge Agreement with the competent Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) in Brazil pursuant to Article 128 of Law No. 6,015 of December 31, 1973. The Grantor shall, promptly after such registration deliver to the Collateral Agent evidence of such registration in form and substance satisfactory to the Collateral Agent. All expenses incurred in connection with such registrations shall be borne by the Grantor.
Notwithstanding the foregoing, the Collateral Agent, at its sole discretion, may decide to undertake any of the registrations, translations, filings and other formalities described herein if Grantor fails to do so, whereupon the Grantor shall reimburse the Collateral Agent promptly of any and all costs and expenses incurred by it related to such registrations, translations, filings and other formalities in accordance with the provisions of the Principal Finance Documents.

     4. Effectiveness of the Pledge Agreement. All the provisions of the Pledge Agreement not expressly amended as a result of this Amendment shall remain in full force and effect.
     5. Security Document. The Parties agree that this Amendment shall be deemed a “Security Document” for the purposes of and as defined in the First Lien Intercreditor Agreement (and for no other purpose) and that, accordingly, all rights, duties, privileges, protections and benefits of the Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated by reference
     6. Governing Law; Jurisdiction. This Amendment shall be governed by and construed and interpreted in accordance with the laws of Brazil. The parties irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo, Brazil, any action or proceeding to resolve any dispute or controversy related to or arising from this Amendment and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts, with the express waiver of the jurisdiction of any other court, however privileged it may be.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed in the presence of the undersigned witnesses.

SIG Austria Holding GmbH
/s/ Edimara Iansen Wieczorek
By: Edimara Iansen Wieczorek
Title:	attorney-in-fact

SIG Combibloc do Brasil Ltda.
/s/ Edimara Iansen Wieczorek
By: Edimara Ianser Wieczorek
Title:	officer

/s/ Ricardo Lança Rodriguez
By: Ricardo Lança Rodriguez
Title:	Executive Officer

The Bank of New York Mellon as Collateral Agent acting as agent of and for the benefit of the Secured Parties

/s/ Marcos Canecchio Ribeiro
By: Marcos Canecchio Ribeiro
Title:	attorney-in-fact

WITNESSES:

/s/ Andrea Ribeiro		/s/ Cristina Guilhamate

Name:	Andrea Ribeiro	Name:	Cristina Guilhamate
ID:	RG. 23.126.528-1 SSP/SP	ID:	RG. 35.714.533-1
	CPF. 149.218.078-50		CPF. 348.852.402-67